AMERICAN CENTURY INVESTMENTS
                        SHAREHOLDER INFORMATION AGREEMENT

SHAREHOLDER INFORMATION AGREEMENT dated April 16, 2007 ("Effective Date") by and between American Century Investment Services, Inc. ("Distributor"), the distributor of the American Century family of mutual funds, (collectively, the "Fund") and Phoenix Life Insurance Company ("Agent").

WHEREAS, the Valley Forge Life Insurance Company "Intermediary" is a manufacturer of variable life and variable annuity insurance products;

WHEREAS, Phoenix Life Insurance Company is the agent for the Intermediary in terms of the administration of the variable life and variable annuity insurance products;

WHEREAS, the Intermediary and the Distributor, or one of its affiliates, previously entered into Participation Agreements allowing the Intermediary to offer certain American Century Investments insurance dedicated mutual funds through its Separate Accounts by way of the Intermediary's variable life and variable annuity insurance products;

WHEREAS, Rule 22c-2 of the Investment company Act of 1940, as amended, ("Act") requires every mutual fund company or its principal underwriter to enter into written agreements with financial intermediaries obligating each financial intermediary to provide certain shareholder information as defined by Rule 22c-2 ("Rule") of the Act. The Rule also obligates the financial intermediary to execute instructions from the fund company should the fund company determine that a shareholder's trading activity violates the fund's short-term trading policies;

WHEREAS, Rule 22C-2 allows the agent to enter into shareholder agreements on the Intermediary's behalf;

WHEREAS, the Fund is a fund as defined by the Rule;

WHEREAS, the Intermediary is an intermediary as defined by the Rule;

WHEREAS, the Distributor and the Agent enter into this Shareholder Information Agreement ("Agreement") to comply with the requirements of the Rule;

NOW, in consideration of the mutual covenants contained in this Agreement, the parties intend to be legally bound and agree to the following:

                                 I. DEFINITIONS

1.1 - Intermediary: The term "Intermediary" means an insurance company separate account offering any of the Fund's insurance dedicated mutual funds ("Separate Account") and/or the insurance company acting as the depositor for the Separate Account as well as the Agent administering the functions of the Separate Account with respect to the Intermediary's variable life and annuity business.

1.2 - Fund: The term "Fund" shall mean an open-ended management investment company that is registered or required to register under Section 8 of the Act. The term "Fund" includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in Rule 22c-2(b) under the Act.

1.3 - Shares: The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Act that are held by the Intermediary.

1.4-Shareholder: The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued contract by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

1.5-Shareholder -Initiated Transfer Purchase: The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

1.6-Shareholder Initiated Transfer Redemption: The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1.7-Shareholder Information: The term "Shareholder Information" shall have the meaning set forth in Section 2.1(i), 2.1(ii), and 2.1(iii) below.

1.8-Written or In Writing: The term "written", "in writing" or similar term includes electronic writings and facsimile transmissions unless otherwise specified.

                             II. INFORMATION SHARING

2.1 Information Sharing - Intermediary agrees to provide the Fund, upon written request, the following Shareholder Information:

(i)  the taxpayer  identification  number ("TIN"), the  Individual/International
     Taxpayer   Identification  Number  ("ITIN")*,  or  other  government-issued identifier ("GII");

                      * According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

(ii) the Contract owner number or participant account number associated with the Shareholder;

(iii) the amount, date and transaction type of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

2.2 Period Covered by Request - Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. The Fund may request Shareholder Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.3 Timing of Requests- Fund requests for Shareholder Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.4 Form and Timing of Response-

(a) Intermediary agrees to provide Shareholder Information to the Fund promptly, but in any event not later than five (5) business days following a request. If the Fund requests, the Intermediary agrees to use its best efforts to promptly determine whether any specific person about whom it has received Shareholder Information is itself a financial intermediary ("indirect intermediary").

(b) The Intermediary further agrees that if the Fund requests, the Intermediary will, with notice to the Fund, promptly either: (i) provide Shareholder Information for those shareholders who hold an account with an indirect intermediary; or (ii) prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary.

(c) To the extent practicable, the format for any Shareholder Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.5 Limitations on Use of Shareholder Information- The Fund agrees to only use the Shareholder Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Shareholder Information is confidential and that the Fund will not share the Shareholder Information externally, unless the Intermediary provides the Fund with prior written consent to share such Shareholder Information. The Fund agrees not to share the Shareholder Information internally, except to those individuals the Fund reasonably determines need access to such Shareholder Information. The Fund further agrees to notify the Intermediary in the event that the confidentiality of the Shareholder Information is breached.


                          III. PROHIBITIONS ON TRADING

3.1 Agreement to Prohibit Trading. Intermediary agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by us at the following address, or such other address that Intermediary may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:



                  Phoenix Life Insurance Company
                  Attention: Michael Marshall
                  31 Tech Valley
                  East Greenbush, New York 12061
                  Email: mike.marshall@phoenixwm.com
                  Fax: 518-479-8049

Should the Fund decide to impose a restriction or redemption fee that requires the Intermediary to implement changes to its systems to administer such a restriction or redemption fee, the Fund agrees to negotiate with the Intermediary, in good faith, an interim solution that the Intermediary can effectively administer until such time as it is able to implement such systems changes.


3.2 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific instruction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

3.3 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

3.4 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.


                             IV. GENERAL PROVISIONS

4.1 Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement is intended to be a supplement to the Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4.2 Indemnification. The Distributor agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to the Fund in response to a request for Shareholder Information pursuant to the terms of this Agreement.

4.3 Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

4.4 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their permitted transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their permitted transferees, successors and assigns.

4.5 Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be transferred or assigned without the written consent of the other party.

4.6 Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

4.7 Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

4.8 Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements.



IN WITNESS WHEREOF, the below persons, as duly authorized officers, have caused this Agreement to be executed on behalf of the parties as of the Effective Date.

American Century Investment Services, Inc.

By: Cindy A. Tilton
   ---------------------------------


Name:Cindy A. Tilton
     -------------------------------


Title:Vice President


Date:    3/28/07


Phoenix Life Insurance Company, as Agent for Valley Forge Life Insurance Company

By:/s/ Gina Collopy O'Connell

Name:  Gina Collopy O'Connell

Title:    Sr. Vice President

Date:  March 22, 2007